EXHIBIT 10.3

[COLUMBIA BANKING SYSTEM, INC.]

March 28, 2007

Mr. Roy Brooks

[Address]

Subject:    Employment With Columbia State Bank

Dear Roy:

On behalf of Columbia Banking System, I am pleased to offer you employment with Columbia State Bank (the “Bank”) on the following terms and conditions:

1.	Term. Your employment will begin on the effective date of the merger of Mt. Rainier National Bank with the Bank. Your employment will end one year from the effective date of the merger.

2.	Position and Duties. Your position will be Mountain Bank Liaison Director. You will report to me. Your duties will include assisting in managing the transition of Mt. Rainier employees, customers and shareholders after the merger and chairing the advisory board.

3.	Compensation. Your base salary will be $11,000 per month, less deductions and withholdings required by law or authorized by you.

4.	Benefits. To the extent otherwise eligible, you will be entitled to receive or participate in the benefits, including group health insurance and five weeks of paid vacation, that the Bank makes available to other senior executives of the Bank generally, in accordance with the terms of the applicable plan or policy.

If you have any questions about this offer, please call me. If this offer is acceptable to you, please sign and date this letter and return it to me.

Sincerely,

/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

By signing below, I accept the above offer. I acknowledge that this letter contains the complete understanding between me and Columbia Banking System and supersedes any previous oral or written communication between us.

/s/ Roy Brooks
Roy Brooks

Date: 3/28/07